Exhibit 99.1

UNIVERSAL HEALTH REALTY INCOME TRUST	Universal Corporate Center
367 S. Gulph Road
P.O. Box 61558
King of Prussia, PA 19406
(610) 265-0688

FOR IMMEDIATE RELEASE

CONTACT:	Cheryl K. Ramagano	February 14, 2006
Vice President & Treasurer
(610) 768-3300

UNIVERSAL HEALTH REALTY INCOME TRUST

REPORTS FOURTH QUARTER AND FULL YEAR 2005 EARNINGS

KING OF PRUSSIA, PA- Universal Health Realty Income Trust (NYSE:UHT) announced today that for the quarter ended December 31, 2005, net income was $5.2 million or $.44 per diluted share as compared to $6.7 million or $.56 per diluted share for the same quarter in the prior year. Included in net income during the fourth quarter of 2005 is $750,000, or $.06 per diluted share, related to the recovery of replacement costs of real estate assets at Wellington Regional Medical Center (“Wellington”) that were damaged by Hurricanes Frances and Jeanne during 2004. Included in the fourth quarter of 2004 was a gain of $833,000 or $.07 per diluted share resulting from the sale of the Virtue Street Pavilion (“Virtue Street”) to the former lessee at the end of December, 2004. Contributing to the decrease in the net income during the fourth quarter of 2005, as compared to the comparable prior year quarter, was a reduction in net income resulting from the sale of Virtue Street, increased operating expenses relating primarily to our medical office buildings (“MOBs”), an asset write-off charge recorded during the fourth quarter of 2005 in connection with building renovations at one of our MOBs and increased depreciation expense recorded in connection with the replacement assets at Wellington.

Funds from operations (“FFO”) were $7.1 million and FFO per diluted share were $.60 during the three months ended December 31, 2005 as compared to $7.9 million and $.67 per diluted share for the same quarter in the prior year. The decrease in FFO during the fourth quarter of 2005, as compared to the comparable prior year quarter, was primarily attributable to many of the factors mentioned above including the reduction in net income resulting from the sale of Virtue Street, increased operating expenses relating primarily to our MOBs and an asset write-off charge recorded during the fourth quarter of 2005 in connection with building renovations at one of our MOBs. The fourth quarter dividend of $.56 per share was paid on December 30, 2005.

During the fourth quarter of 2005, we sold our non-controlling ownership interest in a limited liability company (“LLC”) that owned a MOB located in California in exchange for a $3.1 million note receivable which is collateralized by the entire ownership interest of the LLC. This transaction resulted in a deferred gain of $1.9 million which we expect to recognize as income during 2006 when the cash proceeds to repay the note receivable are received by us. In connection with FASB Interpretation No. 47 – “Accounting for Conditional Asset Retirement Obligations – An Interpretation of FASB Statement No. 143” (“FIN 47”), we conducted a review of each of our properties to determine if we had obligations to perform asset retirement activity which may not be within our control, such as the remediation or removal of asbestos containing materials. Our review did not identify any significant issues pertaining to the provisions of FIN 47 and the impact, which did not have a material effect on our financial statements, is included in our financial results for the three and twelve months ended December 31, 2005.

For the full year ended December 31, 2005, net income was $25.4 million or $2.15 per diluted share as compared to $23.7 million or $2.00 per diluted share during the prior year. Included in net income during the full year ended December 31, 2005 is $4.7 million, or $.40 per diluted share, related to the recovery of replacement costs of real estate assets at Wellington. Included in net income during each of the years ended December 31, 2005 and 2004 were gains of $1.0 million, or $.09 per diluted share, resulting from the sale of real property by unconsolidated LLCs. Also included in net income during the year ended December 31, 2004 was a gain of $833,000 or $.07 per diluted share resulting from the sale of the Virtue Street Pavilion.

At December 31, 2005, our shareholders’ equity was $155.4 million and our liabilities for borrowed funds were $35.5 million. Included in our liabilities for borrowed funds was mortgage debt of consolidated entities, which is non-recourse to us, totaling $25.5 million.

As previously reported, Chalmette Medical Center (“Chalmette”), our two story, 138-bed acute care hospital located in Chalmette, Louisiana, suffered substantial damage from Hurricane Katrina during the third quarter of 2005 resulting in a write-down of the carrying-value of the depreciable assets to zero. Chalmette is leased by a wholly-owned subsidiary of Universal Health Services, Inc. (“UHS”) and pursuant to the terms of the lease in such circumstances, UHS has the obligation to: (i) restore the property to substantially the same condition existing before the damage; (ii) offer to acquire the property in accordance with the terms of the lease, or; (iii) offer a substitution property equivalent in value to Chalmette. The existing lease on Chalmette remains in place and rental income will continue for a period of time while the lessee evaluates its options. If UHS decides not to rebuild the facility, we will then decide whether to accept UHS’s offer to purchase the facility or substitute other property or to accept the insurance proceeds and terminate the existing lease on the facility. Our Consolidated Statement of Income for the twelve month period ended December 31, 2005 includes a property write-down charge of $6.3 million. This property charge is offset by an equal amount recoverable from UHS. We believe that the fair market value of the facility exceeds the book value and the excess will also be recoverable from UHS either in the form of cash or the value of the substitute properties.

Effective March 31, 2004, we adopted Financial Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities”, an Interpretation of ARB No. 51. Consequently, beginning on April 1, 2004, we began consolidating the results of operations of three LLC investments on our Consolidated Statements of Income. Accordingly, our Consolidated Statements of Income for the three and twelve month periods ended December 31, 2005 include the revenues and expenses associated with these properties. The revenue and expenses associated with the properties were also included in our Consolidated Statements of Income for the nine month period of April 1, 2004 through December 31, 2004. However, prior to April 1, 2004, the operations of these LLCs were recorded in our Consolidated Statements of Income using the equity method of accounting. During the three month period ended March 31, 2004, these properties generated approximately $1.6 million of revenue, $300,000 of depreciation and amortization expense, $500,000 of other operating expenses and $400,000 of interest expense. There was no impact on our net income as a result of the consolidation of these LLCs.

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human service related facilities including acute care hospitals, behavioral healthcare facilities, rehabilitation hospitals, sub-acute care facilities, surgery centers, childcare centers and medical office buildings. We have forty-three real estate investments in fifteen states.

Funds from operations, is a widely recognized measure of REIT performance. Although FFO is a non-GAAP financial measure, we believe that information regarding FFO is helpful to shareholders and potential investors. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we interpret the definition. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income determined in accordance with GAAP. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income determined in accordance with GAAP. In addition, FFO should not be used as: (i) an indication of our financial performance determined in accordance with GAAP; (ii) as an alternative to cash flow from operating activities determined in accordance with GAAP; (iii) as a measure of our liquidity; (iv) nor is FFO an indicator of funds available for our cash needs, including our ability to make cash distributions to shareholders. A reconciliation of our reported net income to FFO is shown below.

The matters discussed in this report, as well as the news releases issued from time to time by us, include certain statements containing the words “believes”, “anticipates”, “intends”, “expects” and words of similar import, which constitute “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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Universal Health Realty Income Trust

Consolidated Statements of Income

For the Three and Twelve Months Ended December 31, 2005 and 2004

(amounts in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenues:
Base rental - UHS facilities	$3,027	$3,220	$12,567	$12,481
Base rental - Non-related parties	3,173	2,956	12,237	11,275
Bonus rental - UHS facilities	1,088	1,128	4,509	4,668
Tenant reimbursements and other - Non-related parties	910	774	3,622	2,962
Tenant reimbursements and other - UHS facilities	87	138	403	391

	8,285	8,216	33,338	31,777

Expenses:
Depreciation and amortization	1,540	1,353	5,825	5,177
Advisory fees to UHS	353	380	1,420	1,498
Other operating expenses	1,955	1,370	6,667	5,000
Property write-down - hurricane damage - Chalmette	—	—	6,259	—
Property write-down - hurricane damage - Wellington	—	—	—	1,863
Property damage recoverable from UHS - Chalmette	—	—	(6,259)	—
Property damage recoverable from UHS - Wellington	—	—	—	(1,863)

	3,848	3,103	13,912	11,675

Income before equity in unconsolidated limited liability companies (“LLCs”), property damage recovered from UHS and interest expense	4,437	5,113	19,426	20,102
Equity in income of unconsolidated LLCs (including gains on sales of real properties of $1,043 and $1,009 during the twelve month periods ended December 31, 2005 and 2004, respectively)	718	1,207	4,602	4,967
Property damage recovered from UHS - Wellington	750	—	4,693	—
Interest expense	(675)	(877)	(3,298)	(3,357)

Income from continuing operations	5,230	5,443	25,423	21,712
Income from discontinued operations, net (including gain on sale of real property of $833 during the three and twelve month period ended December 31, 2004)	—	1,215	—	1,959

Net income	$5,230	$6,658	$25,423	$23,671

Basic earnings per share:
From continuing operations	$0.44	$0.46	$2.16	$1.85
From discontinued operations	$0.00	$0.11	$0.00	$0.17

Total basic earnings per share	$0.44	$0.57	$2.16	$2.02

Diluted earnings per share:
From continuing operations	$0.44	$0.46	$2.15	$1.84
From discontinued operations	$0.00	$0.10	$0.00	$0.16

Total diluted earnings per share	$0.44	$0.56	$2.15	$2.00

Weighted average number of shares outstanding - Basic	11,772	11,753	11,764	11,744
Weighted average number of share equivalents	77	72	77	69

Weighted average number of shares and equivalents outstanding - Diluted	11,849	11,825	11,841	11,813

Calculation of Funds From Operations (“FFO”):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net income	$5,230	$6,658	$25,423	$23,671
Plus: Depreciation and amortization expense:
Consolidated investments	1,464	1,212	5,503	5,038
Unconsolidated affiliates	1,167	880	4,012	4,282
Less: Gain on LLC’s sale of real property	—	—	(1,043)	(1,009)
Gain on sale of real property - discontinued operations	—	(833)	—	(833)
Property damage recovered from UHS - Wellington	(750)	—	(4,693)	—

Funds from operations (FFO)	$7,111	$7,917	$29,202	$31,149

Funds from operations (FFO) per share - Basic	$0.60	$0.67	$2.48	$2.65

Funds from operations (FFO) per share - Diluted	$0.60	$0.67	$2.47	$2.64

Dividend paid per share	$0.560	$0.505	$2.175	$2.000

Universal Health Realty Income Trust

Consolidated Balance Sheets

(dollar amounts in thousands)

(unaudited)

	December 31, 2005	December 31, 2004
Assets:
Real Estate Investments:
Buildings and improvements	$187,451	$189,204
Accumulated depreciation	(57,729)	(56,609)

	129,722	132,595
Land	23,143	23,143
Construction in progress	—	1,863

Net Real Estate Investments	152,865	157,601

Investments in and advances to limited liability companies (“LLCs”)	29,572	40,523
Other Assets:
Cash	1,717	3,588
Bonus rent receivable from UHS	1,088	1,128
Rent receivable - other	1,000	392
Note receivable from sale of property	3,102	—
Property damage receivable from UHS	6,259	—
Deferred charges and other assets, net	1,286	1,351

Total Assets	$196,889	$204,583

Liabilities and Shareholders’ Equity:
Liabilities:
Line of credit borrowings	$10,000	$20,000
Mortgage note payable, non-recourse to us	3,972	4,083
Mortgage notes payable of consolidated LLCs, non-recourse to us	21,576	22,127
Deferred gain on sale of property	1,860	—
Accrued interest	357	417
Accrued expenses and other liabilities	2,575	1,902
Fair value of derivative instruments	100	1,059
Tenant reserves, escrows, deposits and prepaid rents	697	703

Total Liabilities	41,137	50,291

Minority interests	302	239
Shareholders’ Equity:
Preferred shares of beneficial interest, $.01 par value; 5,000,000 shares authorized; none outstanding	—	—
Common shares, $.01 par value; 95,000,000 shares authorized; issued and outstanding: 2005 - 11,777,829; 2004 -11,755,670	118	118
Capital in excess of par value	186,943	186,275
Cumulative net income	270,177	244,754
Accumulated other comprehensive gain (loss)	(100)	(994)
Cumulative dividends	(301,688)	(276,100)

Total Shareholders’ Equity	155,450	154,053

Total Liabilities and Shareholders’ Equity	$196,889	$204,583